Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
CONCENTRA BIOSCIENCES, LLC,
CONCENTRA MERGER SUB, INC.
and
JOUNCE THERAPEUTICS, INC.
Dated as of March 26, 2023

    i

(Continued)
Page

(Continued)
Page

Exhibit A    Offer Conditions
Exhibit B    Certificate of Incorporation of the Company
Exhibit C    CVR Agreement

INDEX OF DEFINED TERMS
Definition    Location

Acceptance Time    1.1(c)
Acquisition Proposal    9.3(a)
Action    4.10
Affiliate    9.3(b)
Agreement    Preamble
Book-Entry Shares    3.3(b)
Business Day    9.3(c)
Cash Consideration    9.3(d)
Certificate of Merger    2.3
Certificates    3.3(b)
Closing    2.2
Closing Date    2.2
Code    3.4
Company    Preamble
Company Audited Balance Sheet    9.3(e)
Company Board    Recitals
Company Bylaws    4.1(b)
Company Charter    4.1(b)
Company Disclosure Letter    Article IV
Company ESPP    3.2(e)
Company Material Adverse Effect    4.1(a)
Company Net Working Capital    9.3(f)
Company Preferred Stock    4.2(a)
Company RSU    3.2(b)
Company SEC Documents    4.6(a)
Company Stock Awards    4.2(b)
Company Stock Option    3.2(a)
Company Stock Plans    3.2(a)
Confidentiality Agreement    6.2
Contract    4.5(a)
control    9.3(g)
CVR    Recitals
CVR Agreement    3.6
D&O Tail    6.7(b)
Delaware Secretary of State    2.3
DGCL    Recitals
Dissenting Shares    3.5
Effective Time    2.3
Exchange Act    1.1(a)
Excluded Shares    3.1(b)
Expiration Date    1.1(b)
GAAP    4.6(b)
Governmental Entity    4.5(b)
Guarantee    6.12
Guarantor    Recitals
Indebtedness    9.3(h)
Initial Expiration Date    1.1(b)
In-the-Money Option    3.2(a)

INDEX OF DEFINED TERMS
(Continued)
Definition        Location

knowledge    9.3(i)
Law    4.5(a)
Liens    4.2(a)
Material Contract    4.13(a)
Merger    Recitals
Merger Agreement    Exhibit A
Merger Consideration    3.1(a)
Merger Sub    Preamble
Minimum Condition    Exhibit A(a)
NASDAQ    1.1(b)
Offer    Recitals
Offer Conditions    1.1(a)
Offer Documents    1.2
Offer Price    Recitals
Offer to Purchase    1.2
Ordinary Agreement    4.12(f)
Outside Date    8.1(b)(i)
Parent    Preamble
Parent Disclosure Letter    Article V
Parent Material Adverse Effect    5.1
Parent Owned Shares    5.8
Paying Agent    3.3(a)
Payment Fund    3.3(a)
Permits    4.11
Person    9.3(j)
Redx Transaction Documents    Recitals
Representatives    9.3(k)
Rights Agent    3.6
Sarbanes-Oxley Act    4.6(a)
Schedule 14D-9    1.3(b)
Schedule TO    1.2
SEC    1.1(b)
Securities Act    4.5(b)
Shares    Recitals
Subsidiary    9.3(l)
Superior Proposal    9.3(m)
Surviving Corporation    2.1
Takeover Laws    4.14
Tax Return    9.3(n)
Taxes    9.3(o)
Termination Fee    8.3(b)
Transaction Expenses    9.3(p)
Willful and Material Breach    8.2(b)

v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 26, 2023, between CONCENTRA BIOSCIENCES, LLC, a Delaware limited liability company (“Parent”), CONCENTRA MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and JOUNCE THERAPEUTICS, INC., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) other than the Excluded Shares for (i) the Cash Consideration, net to the seller in cash, without interest, plus (ii) one contingent value right per Share (each, a “CVR”), which CVR shall represent the right to receive potential payments pursuant to the CVR Agreement (as defined below) and subject to the terms of the CVR Agreement (the Cash Consideration plus one CVR, collectively, as such amount may be increased in accordance with the terms of this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth herein;
WHEREAS, following the completion of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, the parties intend that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”) if the conditions of Section 251(h) can be satisfied, and shall be consummated as soon as practicable following the completion of the Offer;
WHEREAS, the manager of Parent and board of directors of Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the consummation of the Offer, Parent and the Rights Agent will enter into the CVR Agreement;
WHEREAS, as a condition and inducement to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Tang Capital Partners, LP, a Delaware limited partnership (the “Guarantor”) is entering into the Guarantee with respect to certain obligations of Parent under this Agreement;
WHEREAS, substantially concurrently with the execution and delivery of this Agreement by the Company, the Company has provided written notice terminating the (i) the Cooperation Agreement, dated February 23, 2023, by and between the Company and Redx Pharma plc (“Redx”), and (ii) the Merger Agreement, dated February 23, 2023, by and among the Company, a Subsidiary of the Company, and RM Special Holdings 3, LLC (collectively, the “Redx Transaction Documents”), each in accordance with their terms;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE OFFER
Section 1.1    The Offer.
(a)    Provided that this Agreement shall not have been terminated in accordance with Article VIII , as promptly as reasonably practicable, and in any event within 10 Business Days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.2), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall only be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction or waiver by Merger Sub of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price (by increasing the Cash Consideration and/or the amounts that may become payable pursuant to the CVR Agreement), (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer prior to the Acceptance Time (as defined below) to the extent not inconsistent with the terms of this Agreement, except that, unless otherwise provided by this Agreement, without the consent of the Company, Merger Sub shall not (1) reduce the Offer Price, (2) increase the Offer Price by an increment of less than $0.10 per share, (3) change the form of consideration payable in the Offer (other than by adding consideration as contemplated by Section 1.1(a)(A)), (4) reduce the number of Shares sought to be purchased in the Offer, (5) waive, amend or change the Minimum Condition or the condition set forth in clause (b)(v) in Exhibit A, (6) add to the Offer Conditions, (7) extend the expiration of the Offer except as required or permitted by Section 1.1(b), (8) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (9) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.
(b)    The Offer shall initially be scheduled to expire at midnight Eastern Time on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, as of the scheduled Expiration Date, the Minimum Condition has not been satisfied or any other Offer Condition is not satisfied and has not been waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), and shall, at the request of the Company, extend the Offer on one or more occasions, for additional periods of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the Nasdaq Stock Market LLC (“NASDAQ”) applicable to the Offer; provided, that, in no event shall Parent or Merger Sub be permitted to extend the Offer beyond the Outside Date without consent of the Company.
(c)    Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.
(d)    Unless this Agreement is terminated pursuant to Section 8.1, Merger Sub shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 8.1, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering stockholders.
Section 1.2    Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and shall use best efforts to respond promptly to Parent, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3    Company Actions.
(a)    The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.4(b).
(b)    As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, but not prior to the tenth Business Day after the date hereof without the Company’s consent, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall contain the recommendation of the Company Board described in Section 4.4(b). Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Merger Sub required under applicable U.S. federal securities laws to be included in the Schedule 14D-9. The Company, or at the request of the Company, the Merger Sub, shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.
(c)    In connection with the Offer, the Company shall instruct its transfer agent to, and use commercially reasonable efforts to cause its transfer agent to, promptly furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the transactions contemplated hereby, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger or the other the transactions contemplated hereby and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

ARTICLE II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DCGL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Eastern Time, on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.3    Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.5    Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.
Section 2.6    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and restated and shall become references to the Surviving Corporation, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.
Section 2.7    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 2.8    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 3.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
(a)    Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price, and subject to deduction for any required withholding Tax as described in Section 3.4 (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 3.3, without interest.
(b)    Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(d)    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 3.2    Treatment of Options and Other Equity-Based Awards.
(a)    As of immediately prior to the Effective Time, the vesting of each outstanding option to purchase Shares granted under the Company’s 2013 Stock Option and

Grant Plan and 2017 Stock Option and Incentive Plan, pursuant to an inducement award, or otherwise (the “Company Stock Plans”) (each, a “Company Stock Option”), shall be accelerated and (i) each Company Stock Option that has an exercise price per Share that is less than the Cash Consideration (each, an “In-the-Money Option”) that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, (i) an amount in cash, without any interest thereon and subject to applicable Tax withholding, equal to the product of (x) the total number of Shares subject to such In-the-Money Option as of immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Cash Consideration over the applicable exercise price per Share under such Company Stock Option and (ii) one (1) CVR for each Share subject thereto. Each Company Stock Option that is not an In-the-Money Option (each, an “Underwater Option”) will be cancelled and, in exchange therefor, the holder of such cancelled Underwater Option will be entitled to receive, in consideration of the cancellation of such Underwater Option, one (1) CVR for each Share subject thereto.
(b)    Each restricted stock unit settleable in Shares granted under the Company Stock Plans (each, a “Company RSU”), that is outstanding and unvested as of immediately prior to the Effective Time shall vest in full and at the Effective Time shall automatically be cancelled and converted into the right to receive (i) the product of (A) the total number of Shares then underlying such Company RSU multiplied by (B) the Cash Consideration, without any interest thereon and subject to applicable withholding as described in Section 3.4 and (ii) one (1) CVR for each Share subject thereto.
(c)    Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock Options and/or Company RSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and Company RSUs shall be treated in the manner set forth in this Section 3.2.
(d)    If the Company does not make such payments prior to the Effective Time, Parent shall cause the Surviving Corporation to make all payments and withhold all required Taxes with respect to Company Stock Options and Company RSUs required under this Section 3.2 as promptly as practicable after the Effective Time, and, in any event no later than three (3) Business Days after the Effective Time.
(e)    The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or Company RSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2(a) in cancellation and settlement thereof.
(f)    Prior to the Effective Time, the Company shall take all action to terminate the Company’s 2017 Employee Stock Purchase Plan (the “Company ESPP”) (including any offering period currently outstanding) in accordance the Company ESPP.
Section 3.3    Exchange and Payment.
(a)    At or prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with

Section 3.1(a) (such cash, the “Payment Fund”) and shall deposit (or cause to be deposited) to the Company cash in an amount sufficient to pay the aggregate consideration payable to holders of Company Stock Options and Company RSUs in accordance with Section 3.2(a) and (b). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III.
(b)    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share (subject to deduction for any required withholding Tax as described in Section 3.4), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.
(c)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.
(d)    Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.
(e)    All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)    The Paying Agent shall invest any cash included in the Payment Fund in money market mutual funds as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand, and Parent shall make-up any shortfalls from losses.
(g)    Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest.
(h)    None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(i)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
(j)    Any portion of the Cash Consideration made available to the Paying Agent pursuant to Section 3.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Parent, upon demand.
Section 3.4    Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Rights Agent and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding the foregoing, absent a change in law after the date hereof, there shall be no deduction or withholding if Parent receives the FIRPTA Statement at or prior to the Closing Date. For purposes of this Agreement, the term FIRPTA Certificate shall mean a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.
Section 3.5    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
Section 3.6    Contingent Value Right(a)    . At or prior to the Acceptance Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Parent and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit C (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as and to the extent (i) disclosed in the Company SEC Documents and publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1    Organization, Standing and Power.
(a)    Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the financial condition of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include or take into account any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) general business, political or economic conditions generally affecting the industry in which the Company and its Subsidiaries operate or the U.S. or global economy as a whole, (2) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, weather conditions, or other natural disasters, health emergencies, including epidemics and pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (3) general conditions in and changes in financial, banking or securities markets or other force majeure events, (4) any change in the stock price or trading volume of the Shares or the suspension of trading in or delisting of the Company’s securities on the Nasdaq (it being understood, however, that any event, change, circumstance, occurrence, effect or state of facts causing or contributing to any change in stock price or trading volume of the Shares or the suspension of trading in or delisting of the Company’s securities on the Nasdaq may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such event, change, circumstance, occurrence, effect or state of facts are otherwise excepted from this definition), (5) the failure of the Company to meet internal or public expectations, estimates or projections or the results of operations of the Company, (6) any changes in or affecting clinical trial programs or studies conducted by or on behalf of the Company or its Subsidiaries, including any adverse data, event or outcome arising out of or related to any such programs or studies, (7) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (8) the execution, announcement or performance of this Agreement or the pendency of the transactions contemplated hereby including the loss of employees, suppliers or customers (including customer orders or Contracts), or resulting or arising out of the execution, announcement, performance or termination of the Redx Transaction Documents or the respective transactions contemplated thereby, (9) the transactions contemplated by the CVR Agreement, (10) any stockholder litigation or other claims or obligations arising from or relating to the Redx Transaction Documents or the respective transactions contemplated thereby, this Agreement or the transactions contemplated hereby and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, (11) the taking of any action required or permitted to be taken by this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request or (12) any changes (including changes in value) to, impact on or the general condition of, the CVR Products, except in each case, with respect to clauses (1) through (3), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.
(b)    The Company has previously made available to Parent true and complete copies of the certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.
Section 4.2    Capital Stock.
(a)    The authorized capital stock of the Company consists of 160,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on March 24, 2023 (the “Measurement Date”), (i) 52,348,828 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 14,977,231 Shares were reserved for issuance pursuant to Company Stock Plans (of which 7,909,157 shares were subject to outstanding Company Stock Options and 343,250 shares were subject to outstanding Company RSUs).
(b)    All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (other than restrictions on transfer imposed by applicable securities laws (collectively, “Liens”). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.
(c)    Except (i) as set forth above in this Section 4.2(c), (ii) with respect to the transactions contemplated by the Redx Transaction Documents and (iii) except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 4.2(d) or settlement of Company RSUs described in Section 4.2(d), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.
(d)    Section 4.2(d) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options and Company RSUs (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options.

Section 4.3    Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.
Section 4.4    Authority.
(a)    Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b)    The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolving that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolving to recommend that the Company’s stockholders accept the Offer, and tender their shares pursuant to the Offer, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Proposal.
(c)    Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.
Section 4.5    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its

Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)    No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings and approvals required under the rules and regulations of NASDAQ and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.6    SEC Reports; Financial Statements.
(a)    The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries,

(ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)    The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(d)    The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.6(d) of the Company Disclosure Letter.
(e)    From January 1, 2023 to the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
(g)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(h)    The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to the Company.
(i)    No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
Section 4.7    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the Company Audited Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent in all material respects with past practice since December 31, 2022, (c) liabilities for performance of obligations of the Company or any of its Subsidiaries pursuant to the express terms of Contracts made available to Parent prior to the date of this Agreement (or not required by this Agreement to be made available) and not arising under or resulting from any breach or nonperformance of such Contract, or (d) liabilities under this Agreement or incurred in connection with the transactions contemplated by this agreement or the transactions contemplated by the Redx Transaction Documents.
Section 4.8    Certain Information. The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.9    Absence of Certain Changes or Events. Since December 31, 2022: (a)  there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (b) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.
Section 4.10    Litigation. As of the date of this Agreement, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or, to the knowledge of the Company as of the date hereof, former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement.
Section 4.11    Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since January 1, 2020 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since January 1, 2023, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.
Section 4.12    Taxes. Except where the breach, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a)    The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be file by or with respect to any of them (taking into account any valid extensions of time to file) and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and payable by the Company or any of its Subsidiaries, whether or not shown as due and payable on any Tax Return, have been timely paid.
(b)    There are no liens on any of the assets of the Company or any of its Subsidiaries for a material amount of Taxes, other than statutory liens for current Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)    The Company has complied in all material respects with all applicable Laws relating to the collection, or withholding and remittance of Taxes, including all related information reporting and recordkeeping requirements.
(d)    No federal, state, provincial, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing with respect to the Company with respect to a material amount of Taxes.
(e)    No deficiency or proposed adjustment with respect to the payment of a material amount of Taxes or Tax installments has been asserted against the Company by any Governmental Entity, which has not been fully paid or finally settled.
(f)    Neither the Company or any of its Subsidiaries (i) is a party to or bound by any Tax allocation, indemnity, sharing or similar agreement, other than, in each case, agreements with third parties entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes (each, an “Ordinary Agreement”), (ii) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or part of a combined, consolidated, unitary or affiliated group filing a single Tax Return (other than any such group the common parent of which is the Company), (iii) has a material amount of liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law) or as a successor or transferee, (iv) has participated in or been the promoter of a “listed transaction”, as set forth in Treasury Regulations Section 1.6011-4(b)(1) or any comparable provision of state, local or foreign law or (v) distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(g)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing Date, in each case, outside of the ordinary course of business, (B) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (C) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (D) intercompany transaction or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (E) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, or (F) any installment sale or open transaction disposition made on or prior to the Closing Date, in each case, outside of the ordinary course of business.
(h)    Section 4.12(h) of the Company Disclosure Letter sets forth the current entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes.
Section 4.13    Contracts.
(a)    Section 4.13 of the Company Disclosure Letter lists each Contract that (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K and that is not attached to a Company SEC Document; or (ii) any Contract that may not be terminated by the Company (without penalty in excess of $75,000) within 120 days after the delivery of a termination notice by the Company (other than confidentiality or nondisclosure agreements entered into by the Company) and which mandates financial expenditure by the Company in excess of $20,000 (each, a “Material Contract.”).

(b)    (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.
Section 4.14    State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Offer, the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Acceptance Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.
Section 4.15    Section 251(h). The Company has not taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.
Section 4.16    No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
Section 4.17    Brokers. No broker, investment banker, financial advisor or other Person, other than Cowen and Company, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Cowen and Company, LLC pursuant to which Cowen and Company, LLC could be entitled to any payment from the Company of any of its Subsidiaries relating to the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and the Merger Sub represent and warrant to the Company as follows:
Section 5.1    Organization, Standing and Power. Parent (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and (b) has all requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (ii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement.
Section 5.2    Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and CVR Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and CVR Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been, and the CVR Agreement will be, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes and will constitute, respectively, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
Section 5.3    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement and the CVR Agreement by each of Parent and Merger Sub does not and will not, respectively, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)    No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings required under the rules and regulations of NASDAQ and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.4    Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.
Section 5.5    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 5.6    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7    Financing. Parent has, and will at the Acceptance Time and the Closing have, access to (including under the Guarantee) sufficient funds to consummate the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.
Section 5.8    Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date of this Agreement, Guarantor, Parent or a Subsidiary of Parent beneficially owns 5,300,087 Shares (the “Parent Owned Shares”) and no other Shares or instruments whose value is dependent upon the value of a Share. Parent, each of its Subsidiaries and the Guarantor are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.
Section 5.9    Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, carry on its business in a manner consistent with the Company’s intentions described in its press release dated February 22, 2023 and use reasonable best efforts to preserve its assets, rights and properties in good repair and condition. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 6.1 of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) for any actions taken pursuant to, or in connection with, the Redx Transaction Documents, including regarding any litigation or claims or pursuant to any documents made available to Parent in respect of the matters contemplated thereby, (4) as required by applicable Law or (5) as otherwise specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in connection with the withholding of Shares to satisfy Tax obligations with respect to the exercise of Company Stock Options or vesting of Company RSUs or the payment of the exercise price of Company Stock Options, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options and settlement of Company RSUs, in each case, outstanding on the Measurement Date in accordance with their terms as in effect on such date);
(c)    amend or otherwise change, or authorize or propose to amend or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);
(d)    directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;
(e)    directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;
(f)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(g)    (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and routine travel and business expense advances made to directors, employees and consultants of the Company, in each case in the ordinary course of business;
(h)    incur or commit to incur any capital expenditure or authorization or commitment with respect thereto;
(i)    enter into, modify, amend, terminate, cancel or extend any Contract that imposes liability on the Company not taken in account in the estimated calculation of the Company Net Working Capital as of the date hereof in excess of $20,000;
(j)    commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries or an Action in respect of the transactions contemplated hereby), or compromise, settle or agree to settle any Action other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company of the amount specifically reserved in accordance with GAAP with respect to such Action on the Company Audited Balance Sheet; (B) that results solely in monetary obligation involving only the payment of monies by the Company of not more than $20,000 in the aggregate; or (C) pursuant to or otherwise in accordance with Section 6.5;
(k)    change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets outside of the ordinary course of business;

(l)    (i) settle or compromise any liability for material Taxes; (ii) file any amended material Tax Return or claim for income or other material Tax refund; (iii) make, revoke or modify any material Tax election; (iv) file any Tax Return other than on a basis consistent with past practice; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (vi) grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than any Ordinary Agreement); (vii) commence, settle or compromise any claims, audits or proceedings relating to a material amount of Taxes; (viii) adopt or change any method of accounting for Tax purposes; (ix) or fail to pay material Taxes when due, in each case of clauses (i) through (ix), except in the ordinary course of business;
(m)    change its fiscal year;
(n)    other than as required under the terms of any plan, program, Contract or arrangement in effect on the date hereof or as required by applicable Law and except for entering into customary releases with a terminating director, officer, employee, or independent contractor (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any material benefit or grant or materially amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Stock Plan or awards made thereunder) except as required to comply with any applicable Law or pursuant to any Company Stock Plan (including any award agreement thereunder) in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Stock Plan or (vi) adopt any new employee benefit or compensation plan or material arrangement or amend, modify or terminate any existing Company Stock Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor; hire any employees;
(o)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;
(p)    enter into any new line of business outside of its existing business;
(q)    enter into any new lease or amend the terms of any existing lease of real property; or
(r)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions;
provided, that, any action taken by the Company or any of its Subsidiaries that violates only a(ii), d(ii), e, g, h, i, j, n, q and/or r as it pertains to any of these clauses, but the aggregate impact of which does not give rise to the failure of the condition set forth in clause (b)(iv) of Exhibit A shall not be deemed to be a breach of this Section 6.1.

Section 6.2    Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives, upon reasonable notice, reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement (the “Pre-Closing Period”) in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. Nothing herein shall require the Company to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information without jeopardizing such privilege or contravening such Law or binding agreements. All such information shall be held confidential in accordance with the terms of the Mutual Confidentiality Agreement between Guarantor and the Company dated as of March 15, 2023 (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
Section 6.3    Regulatory Approvals; Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall be required make payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.
Section 6.4    Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the CVR Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the CVR Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the CVR Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby.
Section 6.5    Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to any of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the CVR Agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Offer, the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.6    Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
Section 6.7    Indemnification, Exculpation and Insurance.
(a)    Parent shall cause the Surviving Corporation to honor and discharge all rights to indemnification existing in favor of the current or former directors and officers of the Company as provided in the Company Charter, Company Bylaws or in any indemnification agreement as in effect on the date hereof and which has previously been made available to Parent as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time.
(b)    For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, (i) that Parent may substitute therefor policies of an insurance company the material terms and provider of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) the Company may obtain extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time)(the “D&O Tail”); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 6.7(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2022 for such purpose (which fiscal year 2022 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.7(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.
(c)    In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.7.
(d)    The provisions of this Section 6.7 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
Section 6.8    Resignation of Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent on or prior to the Acceptance Time the resignation of the Company’s directors as required by Section 2.7.
Section 6.9    COBRA. Parent, the Surviving Corporation or an Affiliate thereof shall, effective as of the Closing, (i) be responsible for satisfying the continuation coverage requirements of COBRA for any current or former Company Associate or any spouse, dependent or beneficiary thereof (including, for the avoidance of doubt, any such Company Associate (and any spouse, dependent or beneficiary thereof) who is, as of the Closing Date, enrolled in, or on or following the Closing Date becomes eligible for and enrolls in, COBRA continuation coverage (together, the “COBRA Beneficiaries”) and, (ii) in the event the amount that such COBRA Beneficiary pays for such COBRA continuation coverage is greater than the amount that such COBRA Beneficiary paid for COBRA continuation coverage immediately prior to the Closing (or would have paid if such COBRA Beneficiary had been eligible and enrolled in COBRA continuation coverage prior to the Closing) (such excess amount, the “Designated COBRA Amount”), Parent, the Surviving Corporation, or an affiliate thereof shall pay to the COBRA Beneficiary (either through a direct payment to the COBRA Beneficiary or a payment to the applicable insurer) an amount equal to the Designated COBRA Amount. The COBRA Beneficiaries shall be third party beneficiaries of this Agreement.
Section 6.10    Public Announcements. Except in the case of any announcement relating to any Acquisition Proposal or Superior Proposal, which shall not be subject to this Section 6.10, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable

Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
Section 6.11    Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.
Section 6.12    Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.13    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s and Merger Sub’s obligations arising under, or in connection with, this Agreement and the transactions contemplated hereby (the “Guarantee”). The Guarantee is in full force and effect, and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guarantee.
Section 6.14    Share Ownership. During the Pre-Closing Period, Guarantor, Parent or any Subsidiary of Parent will beneficially own the Parent Owned Shares.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.
(b)    Purchase of Shares in the Offer. Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company:
(i)    if (A) the Acceptance Time shall not have occurred on or before 90 days following the date of this Agreement (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Merger Sub having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B); or
(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;
(c)    by Parent, at any time prior to the Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in the failure of an Offer Condition to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or
(d)    by the Company, at any time prior to the Acceptance Time:
(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or
(ii)    in order to accept a Superior Proposal.
The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2    Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company; provided, that:
(a)    the Confidentiality Agreement (as amended hereby) and the provisions of Section 4.17 and 5.5 (Brokers), Section 6.10 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof;
(b)    the Company may have liability as provided in Section 8.3; and
(c)    no such termination shall relieve any party from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. “Willful and Material Breach” means any failure to consummate the transactions contemplated hereby when required to do so hereunder or otherwise any deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, and where breaching this Agreement was the conscious object of the act or failure to act.
Section 8.3    Fees and Expenses.
(a)    Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D-9, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company if this Agreement is terminated.
(b)    In the event that:
(i)    (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c) on account of a breach occurring after the making or disclosure of the Acquisition Proposal, and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal that is later consummated, or recommends or submits an Acquisition Proposal to its stockholders for adoption that is later consummated, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof; or
(ii)    this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);
then, in any such event, the Company shall pay to Parent a fee of $4,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination

Fee on more than one occasion. The payment by the Company of the Termination Fee pursuant to this Section 8.3 shall relieve the Company from any liability or damage resulting from a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Merger Sub or any other Person in connection with this Agreement (and the termination hereof) or the transactions contemplated by this Agreement (and the abandonment thereof), or any matter forming the basis for such termination, and none of the Parent, the Merger Sub or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Affiliate of the Company or any Representative of the Company or any Affiliate of the Company arising out of this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination.
(c)    Payment of the Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) in the case of Section 8.3(b)(i), within two Business Days after consummation of the Acquisition Proposal, and (ii) in the case of Section 8.3(b)(ii), simultaneously with, and as a condition to the effectiveness of, termination by the Company pursuant to Section 8.1(d)(ii).
(d)    The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, plus 2% per annum, through the date such payment was actually received.
Section 8.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective board of directors or other governing body at any time prior to the Effective Time; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 8.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective board of directors or other governing body, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to Parent, Merger Sub or the Surviving Corporation, to:
Concentra Biosciences, LLC
4747 Executive Drive, Suite 210
San Diego, CA 92121
Attention: Kevin Tang
E-mail: [***]
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr, Branden C. Berns, Chris Trester
E-mail: [***], [***], [***]
(ii)    if to Company, to:
Jounce Therapeutics, Inc.
780 Memorial Drive
Cambridge, MA 02139
Attention: Kim Drapkin, Treasurer and Chief Financial Officer
E-mail: [***]
with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Prudential Tower
Boston, MA 02199-3600
Attention: Christopher D. Comeau E-mail: [***]
Section 9.3    Certain Definitions. For purposes of this Agreement:

(a)    “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 50% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 50% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 50% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Offer, the Merger and the other transactions contemplated by this Agreement and CVR Agreement; provided, that, any of the foregoing solely in respect of a CVR Product or CVR Products will not constitute an Acquisition Proposal, and any CVR Product will be excluded from the relevant percentage calculations;
(b)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
(c)    “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act;
(d)    “Cash Consideration” means $1.85 in cash per Share, without interest, and subject to deduction for Taxes pursuant to Section 3.4;
(e)    “COBRA” means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and ERISA Sections 601 et seq., as amended from time to time, and the regulations and other guidance promulgated thereunder and any other similar provisions of state or local law;
(f)    “Company Associate” means any officer, employee, individual independent contractor, individual consultant or director of or to the Company or any of its Subsidiaries;
(g)    “Company Audited Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2022 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 10, 2023 (without giving effect to any amendment thereto filed on or after the date hereof);
(h)    “Company Net Working Capital” shall mean, Assets, minus Liabilities, as in the example set forth on Schedule 9.3(h) of the Company Disclosure Letter. “Assets” shall mean:(i) cash and cash equivalents, exclusive of any deemed proceeds from the exercise of Company Stock Options pursuant to Section 3.2(a), (ii) short-term investments and (iii) restricted cash. “Liabilities” shall mean: (i) accounts payable; (ii) accrued expenses, inclusive of all Transaction Expenses of the Company and any premium related to the D&O Tail; (iii) an agreed amount of $12,600,000 (the “Initial Lease Amount”) for remaining lease related obligations; provided, that, if, during the Pre-Closing Period, any of the Company’s leases are terminated, amended, modified or replaced, the Initial Lease Amount will be substituted with the aggregate value of the expected financial obligations under the revised lease(s) as terminated, amended, modified or replaced; (iv) an agreed amount of $4,800,000 for remaining clinical study costs for INNATE and SELECT; (v) an agreed amount of $1,700,000 for remaining stability and storage costs; (vi) an agreed amount of $713,000 for the BD Threshold (as defined in the CVR Agreement); and (vii) an agreed amount of $900,000 for other post-Closing financial obligations.

(i)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(j)    “CVR Product” means (a) JTX-8064, JTX-1484, JTX-2134, pimivalimab and vopratelimab, including any form or formulation, and any improvement or enhancement, of any such product as well as (b) any product or product candidate contained in, or arising from the (i) JTX-23 and JTX-24 programs or (ii) a research program active at the Company at the time of this Agreement.
(k)    “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;
(l)    “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter;
(m)    “made available” means any statement in the Agreement to the effect that any information, document or other material has been “made available” shall mean that: (a) with respect to such information, document or other material made available by the Company: (i) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company with Datasite LLC in connection with the contemplated transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement, and (b) with respect to information, document or other material made available by Parent: (i) such information, document or material was made available prior to the execution of the Agreement by email to the Company or its Representatives; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.
(n)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;
(o)    “Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives;
(p)    “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;
(q)    “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the stockholders of the Company from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis;
(r)    “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document required to be filed or supplied to any Governmental Entity (or provided to a payee) with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and
(s)    “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever in the nature of a tax (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
(t)    “Transaction Expenses” means, without duplication and subject to Section 8.3 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), with respect to each party, all fees and expenses incurred or payable by such party (including any such fees or expenses that such party is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the process of selling the Company, the proposed merger with Redx, and the transactions contemplated by this Agreement and the CVR Agreement, including (a) any fees and expenses of legal counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Schedule 14D-9 and any amendments and supplements thereto; and (d) any “single-trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within 90 days following the Closing), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement and the CVR Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts (i) payable as a result of any arrangements implemented or actions taken by the Parent or the Surviving Corporation after the Effective Time, or (ii) discharged prior to the Closing).
Section 9.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 9.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the CVR Agreement, Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 9.6    No Third-Party Beneficiaries.
(a)    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.7 and, after the Effective Time, with respect to the COBRA Beneficiaries pursuant to Section 6.9.
(b)    The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 9.8    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time with the prior consent of the Company, not to be unreasonably withheld, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.10    Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 9.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 9.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 9.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 9.15    Facsimile or .pdf Signature
. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 9.16    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 9.17    Parent Guarantee. Parent agrees to take all action necessary to cause the Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
CONCENTRA BIOSCIENCES, LLC

By: /s/ Kevin Tang
Name: Kevin Tang
Title: Chief Executive Officer
CONCENTRA MERGER SUB, INC.

By: /s/ Kevin Tang
Name: Kevin Tang
Title: Chief Executive Officer

    Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
JOUNCE THERAPEUTICS, INC.

By:/s/Kim C. Drapkin
Name: Kim C. Drapkin
Title: Chief Financial Officer and Treasurer
    Signature Page to Agreement and Plan of Merger

EXHIBIT A
CONDITIONS TO THE OFFER
Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(a)    prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn a number of Shares that, together with the Shares, if any, then beneficially owned by Merger Sub or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one Share more than 50% of the number of Shares that are then issued and outstanding (the “Minimum Condition”);
(b)    any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:
(i)    there shall have been any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would: (A) make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement, (B) prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;
(ii)    since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
(iii)    (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, (B) (1) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.4, Section 4.5(a)(i), Section 4.9(a), Section 4.14 and Section 4.16 shall not be true and correct in all material respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date (2) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(c) shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except to the extent the failures of such representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $750,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects, it being understood that for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date; or (C) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded, (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date, and (z) all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded); or (D) Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B);
(iv)    as of the Expiration Date, the Company Net Working Capital is less than $110,000,000. Within 3 days of the Expiration Date, the Company shall provide a schedule of the estimated Company Net Working Capital as of the Expiration Date that follows the format of Schedule 9.3(f) and is certified by the Company’s Chief Financial Officer and Parent shall, acting reasonably and in good faith, agree in writing with the accuracy of this schedule; or
(v)    the Merger Agreement shall have been terminated in accordance with its terms.
The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit A is attached (the “Merger Agreement”).

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EXHIBIT B
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JOUNCE THERAPEUTICS, INC.
I.
The name of this corporation is Jounce Therapeutics, Inc. (the “Corporation”).
II.
The registered office of the corporation in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.
III.
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
IV.
This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 100, each having a par value of $0.001.
V.
A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.
B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
VI.
A. The Corporation shall provide indemnification as follows:
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1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.
3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article SIXTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SIXTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that
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Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article SIXTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SIXTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SIXTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article SIXTH, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH; and provided further that no such advancement of expenses shall be made under this Article SIXTH if it is determined (in the manner described in Section 6 of this Article SIXTH) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.
6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SIXTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the
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defense pursuant to Section 4 of this Article SIXTH (and none of the circumstances described in Section 4 of this Article SIXTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SIXTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article SIXTH only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2 of this Article SIXTH, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.
7. Remedies. The right to indemnification or advancement of expenses as granted by this Article SIXTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SIXTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SIXTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.
8. Limitations. Notwithstanding anything to the contrary in this Article SIXTH, except as set forth in Section 7 of this Article SIXTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SIXTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article SIXTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.
9. Subsequent Amendment. No amendment, termination or repeal of this Article SIXTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
10. Other Rights. The indemnification and advancement of expenses provided by this Article SIXTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or
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statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article SIXTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SIXTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH.
11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article SIXTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.
12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
13. Savings Clause. If this Article SIXTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SIXTH that shall not have been invalidated and to the fullest extent permitted by applicable law.
14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).
VII.
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.
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IN WITNESS WHEREOF, the corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be executed on [●], 2023.

Jounce Therapeutics, Inc.

By:
Name: [__________]
Title: [__________]

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EXHIBIT C
FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and between Concentra Biosciences, LLC, a Delaware limited liability company (the “Parent”), Concentra Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), [●], a [●], as Rights Agent (as defined herein), and [●], solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).
RECITALS
WHEREAS, Parent, Purchaser, and Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), have entered into an Agreement and Plan of Merger, dated as of [●], 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Jounce (the “Merger”), with Jounce surviving the Merger as a wholly-owned Subsidiary of Parent;
WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Purchaser shall deliver to holders of outstanding Jounce Common Stock, Jounce RSUs and Jounce Options (as such terms are defined herein and, in each case, subject to certain exceptions) certain CVRs (as defined herein) of Jounce (collectively, the “Initial Holders”), pursuant to the terms and subject to the conditions hereinafter described;
WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and
WHEREAS, the Initial Holders desire that the Representative (as defined herein) act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:
ARTICLE I
DEFINITIONS: CERTAIN RULES OF CONSTRUCTION
Section 1.1    Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:
“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of outstanding CVRs as set forth in the CVR Register.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
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“Assignee” has the meaning set forth in Section 6.3.
“Board” means the manager of Parent.
“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which clearing banks are open for non-automated commercial business in London, United Kingdom, and Boston, Massachusetts, United States of America.
“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction (qua stockholders of Purchaser) own less than 50% of Purchaser’s voting power immediately after the transaction.
“Clinical Protocol Compliance” has the meaning set forth in Section 4.6(b).
“Closing” means the consummation of the Merger and the transactions contemplated thereby.
“Closing Date” means the date of the Closing.
“CMC Activities” has the meaning set forth in Section 4.6(c).
“Commercially Reasonable Efforts” shall mean, jointly, solely the following specified actions by Parent or its Subsidiaries, including Jounce (after the Merger), and, in any event, only during the Disposition Period:
1.    the expenditure of $713,000.00 in Disposition business development efforts related to the CVR Products, costs associated with maintenance of the CVRs (including fees and expenses related to the Rights Agent and the Representative), and maintenance and prosecution of the intellectual property relating to CVR Products, which intellectual property is set forth on Schedule 1 hereto (the “BD Threshold”), in each case as reflected in the Company Net Working Capital and without jeopardy to the efforts of continuing the Clinical Protocol Compliance and the CMC Activities;
2.    driving business development related initiatives incorporating the latest internal and market available data on CVR Products;
3.    continuing (x) the Clinical Protocol Compliance, which may extend beyond the Disposition Period and (y) the CMC Activities; and
4.    retaining a Consultant (as defined in Section 4.3(a)).
For the avoidance of doubt, Commercially Reasonable Efforts shall not include, among other actions pursuing new clinical, manufacturing or enabling work with respect to the CVR Products.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Contract” means any written or oral agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or
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undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.
“CVRs” means the contractual contingent value rights of Holders that are granted by Purchaser to Initial Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Purchaser shall only grant CVRs to the Initial Holders, and shall not grant further CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.
“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders as each reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).
“CVR Payment Date” means (a) no later than thirty (30) days following the receipt of Gross Proceeds by Parent or any of its Affiliates, pursuant to which CVR Proceeds from a Disposition are payable to Holders and (b) as promptly as practicable following the Effective Time and in any event no later than thirty (30) days following the Effective Time with respect to CVR Proceeds that are payable to Holders as a result of the Initial Lease Amount exceeding the Final Lease Amount.
“CVR Payment Notice” has the meaning set forth in Section 2.4(b).
“CVR Period” means the period beginning on the Closing Date and ending on the Expiration Date.
“CVR Proceeds” means (a) 80% of the Net Proceeds in the case of a Disposition and (b) [only with respect to CVRs originally issued in respect of shares of Jounce Common Stock, Jounce RSUs or In-the-Money Options]1 if, during the Pre-Closing Period (as defined in the Merger Agreement), any of Jounce’s leases are terminated, amended, modified or replaced, the difference between (i) 100% of the amount by which the aggregate value of the expected financial obligations under the revised lease(s) as terminated, amended, modified or replaced (the “Final Lease Amount”) is less than $12,600,000 (the “Initial Lease Amount”), and (ii) if any, the amount by which the Company Net Working Capital as finally determined pursuant to clause (b)(iv) of Exhibit A to the Merger Agreement is less than $110 million prior to application of the adjustment anticipated by the proviso in clause (iii) of the defined term, Company Net Working Capital.
“CVR Products” means (a) JTX-8064, JTX-1484, JTX-2134, pimivalimab and vopratelimab, including any form or formulation, and any improvement or enhancement, of any such product as well as (b) any product or product candidate contained in, or arising from the (i) JTX-23 and JTX-24 programs or (ii) a research program active at Jounce at the time of this Agreement.
“CVR Register” has the meaning set forth in Section 2.3(b).
“Delaware Courts” has the meaning set forth in Section 6.5(b).
1 NTD: To be determined by Jounce prior to Closing.
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“Disposition” means the sale, transfer, license or other disposition by Parent or any of its Affiliates, including Jounce (after the Merger), of all or any part of any CVR Products, in each case during the Disposition Period.
“Disposition Agreement” means a definitive agreement, contract or other document entered into by Parent or any of its Affiliates, including Jounce (after the Merger), and any Person who is not an Affiliate of Parent providing for a Disposition.
“Disposition Period” means the period beginning on the Effective Time and ending on the two-year anniversary of the Closing Date.
“Disposition CVR Products” means the CVR Products related to which a Disposition Agreement is entered into.
“DTC” means The Depository Trust Company or any successor thereto.
“Effective Time” means the date and time of the effectiveness of the Merger.
“Equity Award CVR” means a CVR received by a Holder in respect of Jounce RSUs or Jounce Options.
“Expiration Date” means the date on which the Disposition Period expires, provided that, to the extent a Disposition of certain Disposition CVR Products takes place during the Disposition Period, the Expiration Date, solely as it relates to such Disposition CVR Products, shall be the earliest to occur of (i) the date that is the tenth (10th) anniversary of the Closing Date, and (ii) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, as set forth in Section 6.8(a).
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to Parent or any of its Affiliates, or is received by, Parent or any of its Affiliates during the CVR Period in respect of a Disposition, solely as such consideration relates to a CVR Product. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to, or receipt by, Parent or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent or its relevant Affiliate; provided, that Parent may elect, upon prompt notice to the Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause (B) be deemed as Gross Proceeds only upon the earlier of (1) the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation by Parent or its Affiliates of such securities or other non-cash property, and the value of such cash shall be Gross Proceeds upon receipt by Parent or any of its Affiliates, or (2) the second (2) anniversary of receipt of such securities or other non-cash property, and the value of such consideration shall be Gross Proceeds as of such date with a value equal to the greater of (x) the fair market value of such securities or other non-cash property as of the date originally
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received by Parent or its relevant Affiliate or (y) the fair market value of such securities or other non-cash property as of such date, and all other consideration, if any, paid to or received by Parent or any of its Affiliates will be deemed Gross Proceeds upon receipt by Parent or its relevant Affiliate.
“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.
“Intended Tax Treatment” has the meaning set forth in Section 2.5(a).
“Jounce Common Stock” means the shares of common stock, par value $0.001 per share, of Jounce.
“Jounce Option” means each outstanding option to purchase Jounce Common Stock as of immediately prior to the Effective Time.
“Jounce RSU” means each outstanding restricted stock unit with respect to Jounce Common Stock as of immediately prior to the Effective Time.
“JTX-1484” means Jounce’s inhibitor of myeloid-specific Leukocyte Immunoglobulin Like Receptor B4 (LILRB4, also known as ILT3), which is referred to by Jounce as “JTX-1484.”
“JTX-2134” means Jounce’s inhibitor of myeloid-specific Leukocyte Immunoglobulin Like Receptor B1 (LILRB1, also known as ILT2), which is referred to by Jounce as “JTX-2134.”
“JTX-8064” means Jounce’s inhibitor of myeloid-specific Leukocyte Immunoglobulin Like Receptor B2 (LILRB2, also known as ILT4), which is referred to by Jounce as “JTX-8064.”
“JTX-23” means Jounce’s research program for discovering inhibitors of Dendritic cell immunoreceptor (DCIR), which is referred to by Jounce as the “JTX-23” program.
“JTX-24” means Jounce’s research program for discovering and developing tri-specific antibodies against LILRB1, LIRB2, and LILRB4, which is referred to by Jounce as the “JTX-24” program.
“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, approval, authorization, certificate, registration, exemption, consent, license, order, permit and other similar authorizations, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Net Proceeds” means, for each Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principals in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (i) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank or its
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successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.
“Non-Clinical Programs” means JTX-23, JTX-24, JTX-1484 and JTX-2134.
“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.
“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.
“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:
1.    any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Parent or any of its Affiliates and any income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or its Affiliates but for the Gross Proceeds having been received or accrued by Parent or its Affiliates (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by Parent or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of Jounce or its Affiliates as of the Closing Date prior to the Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by Parent or its Affiliates after the Effective Time);
2.    any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with the applicable CVR Product(s) in respect of a Disposition, including technology transfer costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Subsidiaries of intellectual property rights but excluding (i) any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same but excluding the costs of the dedicated resource referenced in the definition of Commercially Reasonable Efforts and any replacement and (ii) to the extent not duplicative to clause (i), any such costs that are accounted for in the BD Threshold;
3.    (i) any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with Disposition business development related efforts with respect to the relevant CVR Product(s) during the Disposition Period, and (ii) maintenance costs related to the CVRs or the CVR Products (including fees and expenses related to the Rights Agent and the Representative), in each case in excess of the BD Threshold; and
4.    any reasonable and documented out-of-pocket costs incurred or accrued by Parent or any of its Affiliates in connection with Parent’s commercially reasonable efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable CVR Product(s), including any Representative’s fee, Right’s Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense
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owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds or from the BD Threshold; and including any such costs or expenses in excess of the BD Threshold); provided, however, that no Wind-Down Costs are Permitted Deductions.
“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.
“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.
“Wind-Down Costs” means the costs owed to a Person or otherwise borne by Parent in connection with the Wind-Down Process, as reflected in the Company Net Working Capital, including any costs associated with Clinical Compliance Protocol or the CMC Activities, and any liabilities arising from third-party claims brought or threatened in connection with such clinical trials (or wind-down thereof).
“Wind-Down Process” means the process related to maintenance of CVR Products, but not further development of CVR Products, including the actions required to carry-out and complete or wind-down any clinical trials associated with applicable CVR Products in a manner consistent with any applicable Contract terms, applicable Laws, clinical standards or ethical practices, including any insurance costs (including any tail coverage).
Section 1.2    Rules of Construction.
(a)    As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.
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(b)    This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.
(c)    As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.
(d)    When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.
(e)    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(f)    All references to $ are to United States dollars.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1    CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the CVR Proceeds from Purchaser pursuant to this Agreement.
Section 2.2    Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.
Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.
(a)    The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.
(b)    The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Jounce Common Stock held by DTC on behalf of the street holders of the Jounce Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Jounce Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the Representative, the Rights Agent will make available to such Holder or the Representative, as applicable, a list of the other
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Holders, the number of CVRs held by each Holder and the contact information maintained by the Rights Agent with respect to each Holder.
(c)    Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.
(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.
Section 2.4    Payment Procedures: Notices.
(a)    If a Disposition Agreement is entered into during the Disposition Period, then Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto.
(b)    On or prior to each CVR Payment Date with respect to any Disposition Agreement, Parent shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds, (B) the source and trigger event for such payment of CVR Proceeds in the Disposition Agreement, and (C) a detailed calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions (each such notice, a “CVR Payment Notice”) and (ii) any letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(b).
(c)    The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR
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Payment Notice and, following the applicable CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.
(d)    Any portion of the CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to Parent or Purchaser, upon demand, and any Holder will thereafter look only to Parent and Purchaser for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.
(e)    None of Parent, any of its Affiliates (including Purchaser), or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent or Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent and Purchaser agree to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent or Purchaser.
Section 2.5    Tax Matters.
(a)    Except to the extent any portion of the CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the CVRs received in respect of Company Common Stock (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Company Common Stock in connection with the Offer or the Merger, as the case may be, (ii) any CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of the applicable CVRs, and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR will be treated as wages in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR) (clauses (i) through (iii), collectively, (the “Intended Tax Treatment”). Unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take or cause another to take, a position or action inconsistent with such treatment, or fail to take, or knowingly fail to cause another to take, a position or action, where the failure to take such position or action is inconsistent with such treatment.
(b)    In addition to any Permitted Deductions, Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including Jounce. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holders to provide duly executed Internal
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Revenue Service (IRS) Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce withholding. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
(c)    It is intended that each payment provided under this Agreement with respect to an Equity Award CVR (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) — that is, as “transaction-based compensation.” To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-Closing payment limitation therein, and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of Parent, Jounce or the Board, or any of their respective representatives make any representation or warranty and will have no liability to you or any other person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code (or any similar U.S. state tax law) that are subject to certain additional federal, state or other taxes. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement.
Section 2.6    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.
(a)    The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.
(b)    The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.
(c)    Each Holder acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Representative or the authority or power of the Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
(d)    Parent, its Board and its officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.
(e)    It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous
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factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The Parties acknowledge that it is possible that no Disposition will occur during the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.
Section 2.7    Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the Representative and Parent, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.
ARTICLE III
THE RIGHTS AGENT
Section 3.1    Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct.
Section 3.2    Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:
(a)    the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
(b)    whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, and (ii) incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;
(c)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct, be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(d)    the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;
(e)    the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;
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(f)    the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same (in the absence of its bad faith, gross negligence, fraud or willful misconduct), but all such statements and recitals are and shall be deemed to have been made by Parent only;
(g)    the Rights Agent will have no liability (in the absence of its bad faith, gross negligence, fraud or willful misconduct) and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;
(h)    Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement or enforcing its rights hereunder, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(h) shall not apply with respect to income, receipt, franchise or similar Taxes;
(i)    Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar) and governmental charges, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b), Section 2.4(c), Section 2.4(d) or Section 3.2(h), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit; and
(j)    no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
Section 3.3    Resignation and Removal; Appointment of Successor.
(a)    The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Representative shall have the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.
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(b)    If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c)    Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.
Section 3.4    Transition Support. The Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.
Section 3.5    Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE IV
COVENANTS
Section 4.1    List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from Jounce’s transfer agent (or other agent performing similar services for Parent with respect to the stockholders of Parent), the names and addresses of the Holders of such securities within thirty (30) days of the Closing Date.
Section 4.2    Payment of CVR Payment Amounts. Purchaser shall, promptly following receipt of Gross Proceeds with respect to a Disposition, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.
Section 4.3    Discretion and Decision-Making Authority.
(a)    During the Disposition Period the Board and Purchaser shall endeavor to retain an employee or consultant of Parent or Purchaser (“Consultant”), on reasonable and mutually acceptable terms given the circumstances for the purposes of maintaining and preserving the CVR Products and seeking, negotiating and executing Disposition Agreements. Consultant shall be responsible for the pursuit of business development efforts and make recommendations to the Board on Dispositions to be consummated. Parent shall not, before the
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expiration of the Disposition Period, dispose of and/or commercialize or monetize in any manner the CVR Products except pursuant to a Disposition Agreement.
(b)    Neither Parent nor any of its Affiliates (including Purchaser) may enter into a Disposition Agreement with Parent or any of its Affiliates (including Purchaser) as the acquiror, licensee or recipient of any CVR Products without the prior written consent of the Representative.
(c)    Parent shall not, before the expiration of the Disposition Period terminate or negatively impact the required maintenance of CVR Products or the Wind-Down Process, including by failing to preserve and maintain the CVR Products.
(d)    Parent shall comply with maintenance obligations relating to the intellectual property described in Schedule 1 required by any license or related term set forth in any Disposition Agreement, to the extent such intellectual property is contemplated by said Disposition Agreement.
Section 4.4    Audit Right. Upon the prior written request by the Representative, Parent shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. Parent agrees to maintain, for at least one year after the last possible payment of CVR Proceeds, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Gross Proceeds, Net Proceeds and Permitted Deductions. Subject to reasonable advance written notice from the Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions.
Section 4.5    Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.3. At any time, the Representative may resign (in which case the Acting Holders shall promptly appoint a successor Representative (reasonably accept to Parent) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the Representative. The Representative will incur no liability of any kind to the Holders with respect to any action or omission by the Representative in connection with the Representative’s services in connection with this Agreement, except in the event of liability directly resulting from the Representative’s bad faith, gross negligence, fraud or willful misconduct.
Section 4.6    Additional Covenants.
(a)    During the Disposition Period, Purchaser shall, and shall cause its Subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts to enter into one or more Disposition Agreements as promptly as practicable following the Effective Time.
(b)    As it relates to the Wind-Down Process, Purchaser shall (i) continue to conduct the clinical trials in respect of the CVR Products (including the INNATE and SELECT trials) and maintain and observe clinical protocol compliance with respect to such trials, including that patients will continue to be treated with the relevant study drugs (JTX-8064 and
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pimivalimab for INNATE trial, and vopratelimab and pimivalimab for SELECT trial), for up to an eighteen (18) month period following the Closing Date for so long as such patients are benefiting from such clinical treatment and the generation and analysis of data related thereto (collectively, the “Clinical Protocol Compliance”) or alternatively, (ii) supply study medications under investigator-sponsored single-patient protocols or otherwise so that patients benefiting from treatment may continue to receive treatment. Where applicable, Parent shall provide in any Disposition Agreement that any purchaser of a CVR Product with Clinical Protocol Compliance obligations shall maintain and observe such Clinical Protocol Compliance. For the avoidance of doubt, the Clinical Protocol Compliance will not cover any new clinical trials, or new patients.
(c)    During the Disposition Period Purchaser shall, and shall cause its Subsidiaries, licensees and rights transferees to, manage the inventory of drug substance and drug product, including the maintenance of ongoing stability studies and the extension of shelf life accordingly, of JTX-8064, vopratelimab, pimivalimab and JTX-1484, and in the case of JTX-1484, manufacture the drug substance in accordance with Parent’s plans as of the Effective Date (collectively the “CMC Activities”).
(d)    In the event that Purchaser desires to consummate a Change of Control prior to the Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(d) and that all conditions precedent herein relating to such transaction have been complied with.
(e)    Until such time as the Expiration Date occurs, (i) Purchaser shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Purchaser and its Subsidiaries regarding its activities (including its resources and efforts) with respect to entering into Disposition Agreements and (ii) to the extent Purchaser licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (A) held, owned or entered into by Purchaser or its Subsidiaries immediately after the effective time of a relevant Disposition, and (B) necessary for the production, development or sale of a CVR Product, Purchaser will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Purchaser to comply with its obligations under this Agreement.
(f)    Upon the reasonable written request from the Representative, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide (i) during the Disposition Period the Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of Dispositions and (ii) the anticipated timing of receiving payments in respect of such Dispositions, in each case up to one time in a fiscal quarter of each calendar year.
ARTICLE V
AMENDMENTS
Section 5.1    Amendments without Consent of Holders.
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(a)    Without the consent of any Holders or the Rights Agent, the Representative, Parent and Purchaser, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i)    to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;
(ii)    to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the Representative, Parent, Purchaser and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iii)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iv)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(v)    to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4; or
(vi)    any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.
(b)    Without the consent of any Holders, Parent and Purchaser, the Rights Agent, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.7.
(c)    Promptly after the execution by the Representative, Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section 5.2    Amendments with Consent of Holders.
(a)    Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Representative, Parent, Purchaser and the Rights Agent may enter into one or more amendments hereto for the purpose of adding,
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eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.
(b)    Promptly after the execution by Parent, Purchaser, the Representative, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section 5.3    Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.
Section 5.4    Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Representative.
ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION.
Section 6.1    Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person, or by overnight courier, or three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
If to the Rights Agent, to it at:
[●]
With a copy (which shall not constitute notice) to:
[●]
Attention: [●]
Telephone: [●]
Email: [●]
If to a Holder or any or all Holders or the Representative, to it at:
[●]
If to Parent or Purchaser, to it Parent:
Concentra Biosciences, LLC
4747 Executive Drive, Suite 210
San Diego, CA 92121
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Attention: Kevin Tang
E-mail: [***]
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr, Branden C. Berns, Chris Trester
Email: [***], [***], [***]
and
Ropes & Gray LLP
800 Boylston Street
Prudential Tower
Boston, MA 02199-3600
Attention: Christopher D. Comeau; Emily J. Oldshue
Email: [***]; [***]
Any party may specify a different address by giving notice in accordance with this Section 6.1.
Section 6.2    Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
Section 6.3    Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, ii) in compliance with Section 4.6(d): or iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses i), ii), or iii), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause i) above in this Section 6.3 and clause (b) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s any Assignee’s or any of their respective successors ‘ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the CVR Proceeds and the due
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and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without the Representative’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.
Section 6.4    Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Representative, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.
Section 6.5    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
(b)    Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.
(c)    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO
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THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(C).
Section 6.6    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
Section 6.7    Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.
Section 6.8    Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent and/or the Representative), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, and (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders.
Section 6.9    Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.
Section 6.10    Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.
Section 6.11    Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein apply to the surviving corporation of the Merger with Jounce from and after the Effective Time.
[Remainder of Page Left Blank Intentionally]
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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
CONCENTRA BIOSCIENCES, LLC
By    ____________________________________
Name    ____________________________________
Title    ____________________________________

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
CONCENTRA MERGER SUB, INC.
By    ____________________________________
Name    ____________________________________
Title    ____________________________________

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
[RIGHTS AGENT]
By    ____________________________________
Name    ____________________________________
Title    ____________________________________

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
[REPRESENTATIVE, solely in its capacity as Representative]
By:    ____________________________________
Name:    ____________________________________
Title:    ____________________________________

SCHEDULE 1

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